Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements (Nos. 333-264065 and 333-212234 on Form S-8, and No. 333-280025 on Form S-3) of Energy Services of America Corporation of our report dated January 16, 2024, relating to the consolidated financial statements as of and for the year ended September 30, 2023, which appear in the Annual Report on Form 10-K for the year ended September 30, 2024.

/s/ Baker Tilly US, LLP

Pittsburgh, Pennsylvania
December 19, 2024